UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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(Name of Registrant as Specified In Its Charter)

Edgewater Technology, Inc.

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 6, 2007

NOTICE AND PROXY STATEMENT

April 19, 2007

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. 2007 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., Eastern Standard Time on June 6, 2007, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128.

At the meeting, you and the other stockholders will elect eight directors to the Edgewater Technology, Inc. Board of Directors and ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2007. As of April 5, 2007, the record date for the Annual Meeting, our Company had 11,831,209 shares of common stock outstanding. You will find other detailed information about Edgewater Technology, Inc. and its operations, including its audited financial statements, in the enclosed 2006 Annual Report. We hope you can join us on June 6, 2007.

Whether or not you can attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed pre-addressed, postage paid envelope. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card.

Thank you for your continued interest in Edgewater Technology, Inc. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton

Chairman, President and Chief Executive Officer

20 Harvard Mill Square • Wakefield, MA 01880 • 781-246-3343 • Fax 781-246-5903

ir@edgewater.com • www.edgewater.com

EDGEWATER TECHNOLOGY, INC.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2007

To the Stockholders:

Edgewater Technology, Inc. will hold its Annual Meeting of Stockholders at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128, on June 6, 2007 at 10:00 a.m., Eastern Standard Time.

We are holding this meeting for the following purposes:

•	To elect eight directors to serve until the 2008 Annual Meeting of Stockholders;

•

To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2007; and

•	To transact any other business that may properly come before the Annual Meeting.

The Board of Directors selected April 5, 2007 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of April 5, 2007, Edgewater Technology, Inc. had 11,831,209 shares of common stock outstanding. A list of stockholders on that date will be available for inspection at the corporate headquarters of Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on April 5, 2007 are entitled to vote at the Annual Meeting or any adjournment thereof.

This Proxy Statement, Proxy and Edgewater Technology, Inc.’s 2006 Annual Report to Stockholders are being distributed on or about April 23, 2007.

By Order of the Board of Directors,

Kevin R. Rhodes

Corporate Secretary

Wakefield, Massachusetts

April 19, 2007

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EDGEWATER TECHNOLOGY, INC.

PROXY STATEMENT

i

GENERAL INFORMATION

Annual Meeting Information

This Proxy Statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. (the “Company,” “Edgewater” or “Edgewater Technology”) to be held on June 6, 2007, beginning at 10:00 a.m. Eastern Standard Time, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or around April 23, 2007.

Q:	Who is soliciting my proxy?

A:	We, the Board of Directors of Edgewater Technology, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at Edgewater Technology, Inc.’s 2007 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater Technology, Inc. may (without compensation), and The Altman Group, Inc. (our proxy solicitor) will solicit proxies on our behalf by mail, phone, fax, Internet or in person.

Q:	Who is paying for this solicitation?

A:	Edgewater Technology, Inc. will pay for the solicitation of proxies, including The Altman Group, Inc.’s estimated fee of $4,500, plus out-of-pocket expenses. Edgewater Technology, Inc. also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater Technology, Inc. common stock.

Q:	What am I voting on?

A:	The election of Shirley Singleton, Wayne Wilson, Clete T. Brewer, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Barry B. White to the Board of Directors and the ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent accountants to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2007 (the “Auditor Appointment”).

Q:	Who can vote?

A:	Only those who owned common stock at the close of business on April 5, 2007, the record date for the Annual Meeting, can vote. If you beneficially owned common stock on the record date, you have one vote per share for each director up for election at the Annual Meeting.

Q:	What does “beneficially owned” mean?

A:	Under the Securities and Exchange Commission’s (the “SEC”) definition, “beneficial ownership” of shares means shares over which a person has sole or shared voting or investment power.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the provided postage paid envelope or vote by telephone or through the Internet. If you wish the individuals named as proxies to vote for all of the nominees then check the boxes marked “FOR.”

Q:	Can I vote by telephone or electronically?

A:

If you are a registered stockholder (that is, if you have your stock in certificate form or participate in the Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 2:00 a.m. Eastern Standard Time, on June 6, 2007.

Q:	What are the consequences of my voting decision?

A:	If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director. Giving a proxy will not affect your right to vote your shares at the Annual Meeting. If you attend the Annual Meeting and vote in person, you automatically revoke your proxy.

Q:	Can I change my vote after I return my proxy card?

A:	Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Annual Meeting will revoke a proxy previously granted.

Q:	What are the Board’s recommendations?

A:	The Board’s recommendation as to the Election of Directors is set forth in Item 1 of this Proxy Statement. The Board’s recommendation as to the Auditor Appointment is set forth in Item 2 of this Proxy Statement. The Board recommends a vote “FOR” the election of each of the nominees described in Item 1 and a vote “FOR” the ratification and approval of the Auditor Appointment described in Item 2.

Q:	What constitutes a quorum?

A:	On the record date, we had 11,831,209 shares of common stock, $.01 par value, outstanding and 1,996 record holders. Each share of our common stock is entitled to one vote per share. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of votes entitled to be cast as of the Record Date, or quorum, are present in person or represented by effective proxies.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given.

Q:	What vote is required in the election of directors?

A:	Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the eight nominees will be elected if they receive more affirmative votes than any other nominees.

Q:	What is the vote required for the ratification of the Auditor Appointment?

A:	The affirmative vote of a majority of our Company’s outstanding common shares as of the record date is required to ratify the Auditor Appointment.

Q:	What are broker non-votes and abstentions?

A:

If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). Under the rules of the New York Stock Exchange, Inc., the election of directors is a discretionary matter, enabling brokers to vote on the election of directors even if they have not received instructions from beneficial owners. Even though brokers are entitled to exercise their discretion and vote on director elections without instructions from beneficial owners, they are not required to do so. An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

Q:	How do broker non-votes and abstentions affect the existence of a quorum and the vote required in the election of directors?

A:	Broker non-votes and abstentions are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the eight director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as a voting option in the election of directors. Under Delaware law, broker non-votes are not considered to be a vote cast for any proposal. However, abstentions, which are considered to be a vote cast under Delaware law, will have the effect of a negative vote with respect to the Auditor Appointment, since this proposal requires the favorable vote of a majority of our Company’s outstanding common shares as of the record date.

Q:	What happens if I withhold my vote for an individual director?

A:	Withheld votes are counted as “NO” votes for the individual director. If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.”

Q:	What are the voting choices for the Auditor Appointment?

A:	The voting choices for the Auditor Appointment are “FOR,” “AGAINST” and “ABSTAIN.”

Q:	Can I vote on other matters?

A:	Our Amended and Restated Bylaws limit the matters presented at an Annual Meeting to those in a notice of Annual Meeting and those otherwise properly presented at an Annual Meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of March 8, 2007 to April 7, 2007 (which is the 60-90 day period prior to the first anniversary (i.e. June 6, 2006) of last year’s Annual Meeting) (see the rules concerning proposals set forth in the following Question and Answer), no director nominees or other business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:	Can I nominate director candidates for election by stockholders or make other stockholder proposals in the future?

A.

For nominations of persons for election to the Board of Directors and other business matters, in each instance, other than those persons listed or matters included in a notice of Annual Meeting, to be properly presented at an Annual Meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an Annual Meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days, nor more than ninety (90) days prior to the first anniversary of our prior year’s Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes.

Q:	When are 2007 stockholder proposals or other 2007 stockholder business matters due?

A:	To be considered for presentation at our 2008 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than February 1, 2008. For stockholder proposals or other business matters that may be raised at the 2008 Annual Meeting of Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2008 Annual Meeting of Stockholders during the thirty-day period of March 8, 2008 through April 7, 2008, then no business matters, other than those included in the notice of Annual Meeting for the 2008 Annual Meeting of Stockholders, may properly come before the 2008 annual stockholders’ meeting. All proposals and notifications for the 2008 Annual Meeting of Stockholders should be addressed in writing to the attention of Kevin R. Rhodes, Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this Proxy Statement as our “Board”) currently consists of eight persons each of whose term expires at the Annual Meeting. Each of our directors began serving their current term at last year’s Annual Meeting on June 6, 2006.

Consequently, you and the other stockholders will elect eight individuals to serve as directors until the 2008 Annual Meeting of stockholders or until their successors are duly elected and qualified. The individuals named as proxies will vote the enclosed proxy for the election of all nominees listed below, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	55	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and Chief Executive Officer of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Board of Trustees for the Mass Technology Leadership Council and the Massachusetts Taxpayer Foundation, on the Foundation Board of Bunker Hill Community College and serves as an Advisory Board member for The Boston Club, an organization for high-achieving senior executive and professional women. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	58	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson is a certified public accountant and independent business advisor. From January 1998 to September 2002, Mr. Wilson was President and Chief Operating Officer of PC Connection, Inc., a publicly-traded direct marketer of information technology products and services, having previously served as its Senior Vice President of Finance and Chief Financial Officer and then Chief Operating Officer from August 1995 until January 1998. From 1986 until 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson serves as a Director of Cytyc Corporation. Mr. Wilson has served as a Director of our Company since May 2003.

Clete T. Brewer	41	Mr. Brewer co-founded our Company in March 1996 and served until September 1999 as our President and Chief Executive Officer. In September 1999, Mr. Brewer became our Chairman and retained his position as our Chief Executive Officer until January 8, 2002 and our Company’s Non-Executive Chairman until May 22, 2002. Mr. Brewer currently is President and a Director of the Georgetown, TX-based Sport Clips, Inc. and serves on the Dean’s Executive Advisory Board at the Sam Walton College of Business at the University of Arkansas. Mr. Brewer also serves on various private company boards. Mr. Brewer has served as a Director of our Company since March 1996.

Paul E. Flynn	57	Mr. Flynn currently serves as an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Massachusetts Business Development Corporation. Mr. Flynn was elected as a director of our Company in July 2005.

Name	Age	Experience

Paul Guzzi	64	Mr. Guzzi currently serves as the President and Chief Executive Officer of the Greater Boston Chamber of Commerce. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Wang Center for the Performing Arts and is a Director of the Boston Foundation, The Partnership and Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	60	From June 2003 to June 2005, Ms. Leaming was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Hologic, Inc., the American Red Cross, the Boston Chamber of Commerce and the Massachusetts Taxpayers Foundation. Ms. Leaming joined our board in December 2005.

Michael R. Loeb	51	Mr. Loeb is currently the President and CEO of Loeb Enterprises. Mr. Loeb was the President of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, and its Chief Executive Officer from 1997 to December 2005. Mr. Loeb has also been a director of the Synapse Group, Inc. since March 1993. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

Barry B. White	64	A senior partner with the law firm of Foley Hoag, LLP, Mr. White served for over 13 years as its Managing Partner. From 1994 to 1995, Mr. White served as Chairman of Lex Mundi, the world’s largest international association of independent law firms. Currently, Mr. White serves as Secretary, General Counsel, and a member of the Executive Committee of the Greater Boston Chamber of Commerce and in the same positions with Harvard Business School Professor Michael Porter’s Initiative for a Competitive Inner City. He has served as counsel to the Massachusetts Special Commission on Business Tax Policy, and as counsel to a Special Commission on the Decennial Census. Mr. White joined our board in October 2005.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board currently consists of eight directors, five of whom are “Independent” directors under the requirements of the NASDAQ Marketplace Rules. As required by the NASDAQ Marketplace Rules and our Company’s Corporate Governance Guidelines, the Board must be comprised of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. In September 2005, the Board elected Mr. Wilson to serve in the capacity of lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the Chief Executive Officer.

The Board currently has, and appoints members to, three standing committees consisting of: (1) the Governance and Nominating Committee; (2) the Compensation Committee; and (3) the Audit Committee. Each member of these Committees is independent as defined by the NASDAQ Marketplace Rules. The Corporate Governance Guidelines of our Company and Charters of each of these Committees are available on the Corporate Governance section of our Company’s website at www.edgewater.com. The current members of the Committees are identified below:

Director	Audit	Compensation	Governance and Nominating

Paul E. Flynn	X	X

Paul Guzzi			X (Chair)

Nancy L. Leaming	X	X

Barry B. White		X (Chair)	X

Wayne Wilson	X (Chair)	X	X

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, White and Wilson. Each of these directors is Independent under the NASDAQ Marketplace Rules. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines. A copy of our Company’s Corporate Governance Guidelines and the Governance and Nominating Committee Charter are posted on the Company’s website at www.edgewater.com.

Compensation Committee. The current members of the Compensation Committee are directors White, who chairs the committee, Flynn, Leaming and Wilson. Each of these directors is Independent under the NASDAQ Marketplace Rules. This Committee’s responsibilities include the review and approval of executive compensation. A copy of the Compensation Committee Charter is posted on the Company’s website at www.edgewater.com.

Audit Committee. The current members of the Audit Committee are directors Wilson, who chairs the committee, Flynn and Leaming. Each of these directors is Independent under the NASDAQ Marketplace Rules, as well as satisfying the other criteria for audit committee members under the NASDAQ Marketplace Rules. In addition, our board of directors believes that each Audit Committee member satisfies the criteria to be classified as an “Audit Committee Financial Expert” as defined under the new rules of the SEC. This Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent auditors. Its duties include, among other things: (1) selecting and retaining the independent auditors; (2) reviewing the scope of the audit to be conducted by the independent auditors, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent auditors; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.edgewater.com. For more information on the Audit Committee, refer to the “Report of the Audit Committee” included elsewhere herein.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor. Among its other duties, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. See “Audit Fees and Non-Audit Services” included elsewhere herein.

During fiscal 2006, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, four meetings (three of which were regular meetings and one of which was an Annual Meeting) and one action by written consent; Audit Committee, seven meetings and no action by written consent; Compensation Committee, seven meetings and no action by written consent; Governance and Nominating Committee, three meetings and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served.

Director Nomination Process. Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which include director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Compensation of Outside Directors

Annual Cash Compensation. Each outside director, that is a director who is not one of our employees, receives $16,000 annually, in lieu of Board meeting attendance fees, paid in four equal, quarterly installments. The fee covers each regular Board meeting, the annual Board meeting and certain special Board meetings that the director attends in person or by telephone. Each outside director receives a $1,250 fee for each Board Committee meeting that the director attends in person or by telephone. Additionally, the Audit Committee Chairman receives an additional annual retainer of $10,000, paid in four equal, quarterly installments.

Our outside directors may defer receipt of their Board and Board Committee fees. There were no earned and deferred Board fees as of December 31, 2006. For 2006, our outside directors, in the aggregate, earned fees (both for Board and Board Committee meetings) totaling $185,750, all of which was paid in 2006 and in the first quarter of 2007. We also reimbursed outside directors for their reasonable out-of-pocket expenses to attend Board and Board Committee meetings.

Stock Options. Under the Edgewater Technology, Inc. Amended and Restated 2000 Stock Option Plan, each outside director receives a nonqualified stock option to purchase 20,000 shares of our common stock upon that person’s initial election as a director. Following initial election and on the date of each annual Stockholders’ Meeting thereafter, each outside director that is reelected receives an additional nonqualified stock option to purchase 7,500 shares of our common stock. In addition, each Board Committee Chairman receives an annual nonqualified stock option grant to purchase 5,000 shares following appointment as a Committee Chairman at the Annual Board Meeting that follows each Annual Meeting of Stockholders.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our Directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our Directors.

Outside Directors Compensation Table

The following table provides compensation information for the year ending December 31, 2006 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	Stock Awards	(2)(3) Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Clete T. Brewer	$16,000	$—	$21,350	$—	$—	$—	$37,350
Paul E. Flynn	32,250	—	33,550	—	—	—	65,800
Paul Guzzi	19,750	—	38,704	—	—	—	58,454
Nancy L. Leaming	28,500	—	36,940	—	—	—	65,400
Michael R. Loeb	16,000	—	21,350	—	—	—	37,350
Barry B. White	26,000	—	48,541	—	—	—	74,541
Wayne Wilson	47,250	—	35,584	—	—	—	82,834

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee and/or chairmanship fees as described above.
(2)	Amounts are based on expense recognized for financial statement purposes in 2006 and are related to awards made in 2006 and prior periods. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of the Company’s equity awards. The full grant date fair value of stock option awards granted to each Director in the current year, computed in accordance with SFAS No. 123R, was $35,584 for Messrs. Guzzi, White and Wilson and $21,350 for Messrs. Brewer, Flynn and Loeb and Ms. Leaming.
(3)	As of December 31, 2006, the aggregate number of stock options awards outstanding for each director was as follows: Clete T. Brewer 60,000; Paul E. Flynn 27,500; Paul Guzzi 50,000; Nancy L. Leaming 27,500; Michael R. Loeb 56,715; Barry B. White 32,500; and Wayne Wilson 65,000.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from our stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors, or the non-employee directors, at the following address: Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All Directors attended our 2006 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics may be accessed and reviewed through the Company’s website at www.edgewater.com. If we make any substantive amendments to such code of ethics or grant any waiver, including any implicit waiver, from a provision of such code, we will disclose the nature of such amendment or waiver in a Report on Form 8-K.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of April 5, 2007, about the beneficial ownership of our Company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding common stock; (2) our Directors; (3) each Named Executive Officer (as defined under “Compensation—Compensation of the Named Executive Officers”); and (4) our Directors and Executive Officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of April 5, 2007, there were 1,996 record holders and 11,831,209 outstanding shares of our Company’s common stock.

	Beneficial Ownership
Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et. al. (2) One Corporate Center Rye, New York 10580-1435	1,576,490	13.3%
Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	917,181	7.8%
AXA Financial, Inc. (4) 1290 Avenue of the Americas New York, New York 10104	635,238	5.4%
Oberweis Asset Management, Inc. (5) 3333 Warrenville Road, Suite 500 Lisle, Illinois 60532	624,100	5.3%

Directors and Executive Officers (6)
Shirley Singleton (7)	675,370	4.9%
David Clancey (7)	612,537	4.5%
Clete T. Brewer (8)	365,091	2.7%
David Gallo (7)	320,814	2.3%
Kevin R. Rhodes (7)	120,689	*
Wayne Wilson (7)	70,000	*
Michael R. Loeb (7)	56,715	*
Paul Guzzi (7)	55,000	*
Barry B. White (7)	25,833	*
Kristin Zaepfel (7)	21,934	*
Paul E. Flynn (7)	20,833	*
Nancy L. Leaming (7)	20,833	*
All Directors and Executive Officers as a Group (12 persons)	2,365,649	17.3%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group, other than the entities listed under “Principal Stockholders,” are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 5, 2007 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 11,831,209 shares of common stock outstanding as of April 5, 2007, plus the amount referenced in clause (i)(b).
(2)

These securities are owned by various institutional investors, which include Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Associates Limited, Gabelli Associates Fund, Gabelli International Limited and MJG Associates, Inc. (collectively “Gabelli”). Each of these entities hold certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13F-HR filing with the SEC on February 14, 2007 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2006).

(3)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (3) is based upon Dimensional’s Schedule 13G/Amendment No. 6 filing with the SEC on February 9, 2007 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2006).
(4)	These securities are owned by investment companies, trusts and accounts, to which AXA Financial, Inc. (“AXA”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, AXA is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (4) is based upon AXA’s Schedule 13G filing with the SEC on February 13, 2007 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2006).
(5)	These securities are owned by investment companies, trusts and accounts, to which Oberweis Asset Management, Inc. (“Oberweis”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Oberweis is deemed to be a beneficial owner of such securities; however, Oberweis expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (5) is based upon Oberweis’ Schedule 13G filing with the SEC on February 14, 2007 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2006).
(6)	The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.
(7)	Includes the following shares subject to Currently Exercisable Options: Ms. Singleton 613,100; Mr. Clancey 552,767; Mr. Gallo 290,884; Mr. Rhodes 110,000; Mr. Wilson 65,000; Mr. Loeb 51,715; Mr. Guzzi 50,000; Mr. White 25,833; Ms. Zaepfel 17,834; Mr. Flynn 20,833; and Ms. Leaming 20,833.
(8)	Includes 5,251 shares held by Mr. Brewer’s spouse, as to which Mr. Brewer disclaims beneficial ownership, and 45,000 shares subject to Currently Exercisable Options.

Stock Ownership Guidelines

The Company’s Compensation Committee has established stock ownership guidelines for the Company’s Directors and Named Executive Officers, which have been satisfied and are described in detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of the Company’s directors and executive officers, we believe all persons subject to beneficial ownership reporting filed the required reports on time in 2006.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allows for grants of stock options covering up to fifteen percent (15%) of our Company’s outstanding common stock. The 1996 Plan allows for the grants of incentive stock options and non-qualified stock options. All employees and officers of our Company and its subsidiaries, but none of our outside directors are eligible for the grant of stock options under the 1996 Plan. The 1996 Plan was approved by our Company’s stockholders on May 8, 1998. The 1996 Plan expired on June 30, 2006; thus, no further grants will be awarded after June 30, 2006, but options awarded prior to that date remain outstanding, subject to the terms of the 1996 Plan and any related option agreements.

The Edgewater Technology, Inc. Amended and Restated Plan (the “2000 Plan”) allows for grants of non-qualified stock options of up to four million (4,000,000) shares of our Company’s common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2000 Plan. All grants of stock options to outside directors under the 2000 Plan are pursuant to formula grants. Since the 2000 Plan is a “Broad-Based Plan” under prior NASDAQ Marketplace Rules, as initially adopted, and as amended and restated, stockholder approval was not required with respect to the 2000 Plan. However, if there is a material amendment to the 2000 Plan in the future, stockholder approval with respect to the material amendment would be required under the NASDAQ Marketplace Rules.

The Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to five hundred thousand (500,000) shares of our Company’s common stock. All employees and officers of our Company and its subsidiaries, but none of our Company’s outside directors, are eligible for the grant of non-qualified stock options or awards of restricted shares under the 2003 Plan. Since the 2003 Plan is a “Broad Based Plan” under prior NASDAQ Marketplace Rules, as initially adopted, stockholder approval was not required with respect to the 2003 Plan. However, if there is a material amendment to the 2003 Plan in the future, stockholder approval with respect to the material amendment would be required under the NASDAQ Marketplace Rules.

The Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan (the “1999 ESPP Plan”) allows for employee stock purchases of our Company’s common stock at 85% of the lower our Company’s common stock price as of the first or last trading day of each quarter. The 1999 ESPP Plan authorizes purchases for up to 700,000 shares of our common stock by our employees and continues in effect until October 1, 2009, unless earlier terminated. The 1999 ESPP Plan was approved by our Company’s stockholders on May 22, 2000.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2006, for all of our Company’s equity compensation plans, which consist of: the 1996 Plan; the 2000 Plan; the 2003 Plan; and the 1999 ESPP Plan:

	(A)	(B)	(C)
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Stock Options	Weighted- Average Exercise Price of Outstanding Stock Options	Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
1996 Plan (1)	1,361,732	$6.66	—
1999 ESPP Plan (2)	—	—	195,608
Equity Compensation Plans Not Approved by Stockholders:
2000 Plan (3)	2,714,982	$5.22	557,251
2003 Plan (4)	16,600	$4.75	52,050

Total	4,093,314	$5.70	804,909

(1)	Grants for shares of our common stock under the 1996 Plan were limited to 15% of our Company’s outstanding common stock. The only grants outstanding under the 1996 Plan are non-qualified stock option grants, with total qualified stock option grants under the 1996 Plan being limited to 650,000 shares of the Company’s common stock. No grants of qualified stock options have ever been issued under the 1996 Plan. The 1996 Plan expired on June 30, 2006; thus, no further grants have been or will be awarded after June 30, 2006, but options awarded prior to that date remain outstanding subject to the terms of the 1996 Plan and any related option agreements.
(2)	The 1999 ESPP Plan provides for purchases by our employees of up to 700,000 shares of our Company’s common stock. As of December 31, 2006, 504,392 shares of our common stock had been purchased under the 1999 ESPP Plan.
(3)	The 2000 Plan provides for grants of nonqualified stock options of our Company’s common stock. The 2000 Plan is limited to grants covering up to 4.0 million shares of our Company’s common stock.
(4)	The 2003 Plan provides for grants of nonqualified stock options and awards of restricted shares of our Company’s common stock. The 2003 Plan is limited to stock option grants and restricted stock awards covering up to 500,000 shares of our Company’s common stock. Since 2003, 415,150 shares of restricted stock have been awarded to executive and non-executive employees that are not included in Column A above, but are taken into account under Column C above. During 2006, 136,400 shares of restricted stock were awarded to executive and non-executive employees.

NAMED EXECUTIVE OFFICERS

Provided below are the names, ages and principal occupation or employment, for at least the last five years, for all of the persons who are our Named Executive Officers, and who were our executive officers as of December 31, 2006.

Name	Age	Experience
Shirley Singleton	55	Chairman, President and Chief Executive Officer. For full biographical information consult “Nominees for Election.”

David Clancey	51	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

David Gallo	45	Chief Operating Officer of our Company since June 6, 2001. Mr. Gallo joined our Company at its inception in 1992 and was its General Manager until he became its Chief Operating Officer in March 2000. Prior to joining Edgewater Delaware, Mr. Gallo was a Systems Manager at Mellon Bank in Boston, Massachusetts.

Kevin R. Rhodes	38	Chief Financial Officer of our Company since January 2002. Mr. Rhodes joined our Company as Vice President – Finance in April 2001. Mr. Rhodes is also Edgewater Technology, Inc.’s Treasurer and Corporate Secretary. Prior to joining the Company, Mr. Rhodes was Vice President – Finance at Eliassen Group, Inc. in Wakefield, Massachusetts from 1997 to March 2001. From 1992 to 1996, Mr. Rhodes was a Regional Controller at Waste Management, Inc. in Wakefield, Massachusetts. Mr. Rhodes is a certified public accountant.

Kristin Zaepfel	43	Vice President of Human Resources of our Company since September 2003. Ms. Zaepfel joined our Company in September 2003, and previously served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

REPORT OF THE AUDIT COMMITTEE

General

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent auditors. The members of the Audit Committee are Paul E. Flynn, Nancy L. Leaming, and Wayne Wilson. The Board of Directors has determined that each of the members of the Audit Committee is “Independent” as defined under NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each member of the Audit Committee has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the Securities and Exchange Commission.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors. A copy of the Audit Committee’s current charter is posted on the Company’s website at www.edgewater.com.

The Audit Committee met seven times during 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The independent auditors have provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent auditors its independence from the Company. When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

The Audit Committee:

Wayne Wilson, Chairman

Paul E. Flynn

Nancy L. Leaming

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Interlocks

The Compensation Committee is responsible for discharging the responsibilities of the board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

The current members of the Compensation Committee are Barry B. White, Chairman, Paul E. Flynn, Nancy L. Leaming and Wayne Wilson. Ms. Leaming was appointed as a member of the Compensation Committee in September 2006.

The Board of Directors has determined that the members of the Compensation Committee are “Independent” as defined under NASDAQ Marketplace Rules. No member of the Compensation Committee is or has ever been one of our officers or employees of Edgewater Technology, Inc. No interlocking relationship exists between the current or prior members of the Compensation Committee and the board of directors or compensation committee of any other company.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2006 for filing with the SEC.

The Compensation Committee:

Barry B. White, Chairman

Paul E. Flynn

Nancy L. Leaming

Wayne Wilson

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Edgewater Technology, Inc. executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) presented under Compensation of Named Executive Officers. As more fully described in the Report of the Compensation Committee on Executive Compensation on the preceding page, the Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater Technology, Inc.’s key employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, depreciation and amortization (“EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, and the most important elements are illustrated in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element

Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments can allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and EBITDA objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum ten-year option term.	Stock options reward executive for increases in shareholder value.
	Restricted Stock	Retain executives over a vesting period (typically over five years) by conditioning delivery of underlying shares of Edgewater Technology, Inc. stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment. They give additional upside rewards for increases in shareholder value.
	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to meet stock ownership guidelines equal to three-times and one-time their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of shareholders.

For more detail regarding these components, see “Individual Elements of Compensation; 2006 Compensation Decisions” included elsewhere herein.

Historical Compensation; Compensation Links to Performance

Edgewater Technology, Inc.’s historical operating strategy can be evidenced by the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our historical compensation policies and practices have mirrored this operating strategy, as past compensation incentives have been implemented as a direct extension of this operating strategy, and payouts have been made only when fundamental operating performance, such as delivery excellence, revenue growth and EBITDA growth, has been achieved.

At the outset of 2006, Edgewater established strategic goals to achieve growth in revenue and continued profitability, which the Company measures with EBITDA. These goals represented a focused continuation of the historical operating goals previously described. For 2006, the Committee established target bonus opportunities premised on specified revenue growth and EBITDA levels and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation at Edgewater; 2006 Compensation Decisions—Annual Incentive Compensation.”

Compensation Consultant

Edgewater, from time to time, has engaged compensation consultants to provide advice and recommendations to the Compensation Committee. During 2006, in connection with discussion surrounding the 2007 renewal of executive employment contracts within our management group, the Compensation Committee engaged a compensation consultant to advise them with respect to the compensation packages of the management group.

The Compensation Committee retained the services of Towers Perrin (the “Compensation Consultant”) and charged them, among other things, with conducting a competitive assessment of our executive compensation. In addition to speaking with members of our Compensation Committee, they obtained historical compensation data and insight into previous compensation practices from Edgewater. In preparing its compensation analysis, Towers Perrin analyzed published compensation surveys and developed a list of peer companies consisting of firms comparable in size and industry to Edgewater (including Answerthink, Diamond Management and Technology Consultants, eLoyalty, Inforte, Manatron, Perficient, Pinnacle Data Systems, RightNow Technologies, Sapient, Sento, Technology Solutions and The A Consulting Team). Their recommendations with respect to base salary, bonus and equity incentive compensation were based on the recommended peer group because the firms included in that group were more similar in size to ours and were more consistent in industry focus than any other available peer group. Our Compensation Committee utilized the Compensation Consultant’s recommendations as a frame of reference in developing the fiscal 2007 compensation program.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to effectuate these goals by setting base salaries for our executives that are competitive with those of our peers and authorizing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Individual Elements of Compensation; 2006 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. Each Named Executive Officer, with the exception of Ms. Zaepfel, is a party to an employment agreement that was negotiated at arm’s length in 2003. These employment agreements are described under the section entitled “Compensation of Named Executive Officers—Employment Agreements.” Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if objective goals for our Company and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive vertical practices, and companies with comparable revenues or profitability in other industries. During 2006, our compensation assessment efforts were assisted by our Compensation Consultant, which conducted a benchmark study of our Company to a peer group of companies. Our Compensation Consultant reported to the Compensation Committee that the historical base salary levels paid to our Named Executive Officers were competitive, when compared to the peer group of companies.

Base salary levels for our Named Executive Officers had not changed since the date of their respective employment agreements were entered into in 2003, except for Ms. Zaepfel, whose salary was consistent with the date her employment commenced with Edgewater. In light of the fact that such base salary levels were considered competitive and that the existing employment agreements for our executive officers would be considered for renewal in 2007, our Compensation Committee determined to continue the 2006 base salaries for our Named Executive Officers at levels consistent with prior period base salary levels. Notwithstanding such determination, the Compensation Committee determined in 2006 to consider potential future increases in base salary levels in connection with the expected 2007 employment agreement renewals in light of the improvements in Edgewater’s performance and prospects.

In reviewing and establishing salaries for the Named Executive Officers for 2007, the Committee considered the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the Chief Executive Officer, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels was the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. The foregoing factors and baseline amounts under past employment agreements influenced base salary compensation levels for 2007, which were established (and were effective) April 13, 2007 as follows: Ms. Singleton $325,000; Mr. Clancey $275,000; Mr. Gallo $275,000; Mr. Rhodes $180,000; and Ms. Zaepfel $160,000.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. For 2006, benefits and perquisites included excess life insurance provided to our Chief Technology and Strategy Officer and a monthly automobile allowance that was provided to our Chief Executive Officer, Chief Operating Officer, Chief Technology and Strategy Officer, and Chief Financial Officer, pursuant to rights set forth as part of their respective employment agreements, which were approved by the Committee in 2003. The Company matches up to 30% of the employee’s 401(k) plan contributions, up to the first 6% of such employee’s salary. In general, the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with recent SEC rule changes.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we adopt annual incentive goals at regularly scheduled meetings of our Board of Directors and Compensation Committee following the release of prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives to fall below, possibly substantially below, peer compensation levels.

In March of each year, the Committee decides whether to grant individual cash bonuses and determines the amount of these bonuses and awards. The performance bonuses for 2006 for the Company’s Named Executive Officers were based on satisfaction of individual performance objectives and Company performance. Company performance goals were focused on the attainment of service revenue and EBITDA targets for the Company; for these purposes, EBITDA includes all applicable incentive bonus plan expense accruals. The Committee’s review of bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance.

Elements of the 2006 Incentive Bonus Plan Opportunity. For the 2006 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers:

1)	80% of the aggregate bonus opportunity (the “Objective Bonus Opportunity”) was authorized for satisfaction of objective factors, for which

•	up to 60% of the Objective Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and

•	up to 40% of the Objective Bonus Opportunity was dependent upon the satisfaction of EBITDA goals;

in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for EBITDA in 2006, which we refer to generally as “Objective Target Performance”; and

2)	20% of the aggregate bonus opportunity is discretionary, and was authorized for satisfaction of individual executive management objectives (the “Executive Management Bonus Opportunity”) that were specifically set for each executive.

2006 Objective Bonus Opportunity. The 2006 Objective Bonus Opportunity authorization did not require satisfaction of both revenue and EBITDA goals. Thus, to the extent the Company’s revenue goals were satisfied in full, but the corresponding target EBITDA goals had not been met, 60% of such applicable bonus opportunity would be payable; conversely, to the extent EBITDA target goals were satisfied in full, but corresponding service revenue goals had not been met, 40% of such applicable bonus opportunity would be payable. In addition, objective minimum performance standards were authorized such that more than 60% of such bonus opportunity could be payable in the event service revenue exceeded the minimum performance goal, but did not satisfy the corresponding EBITDA target goal in full. Likewise, more than 40% of such bonus opportunity could be payable in the event EBITDA exceeded the minimum performance goal, but did not satisfy the corresponding service revenue target goal in full. In determining the amount of Objective Bonus Opportunity Payable: if service revenue exceeds minimum goals but falls short of target service revenue levels, the amount of revenue-based bonus is determined under a pro rata calculation based on where revenue falls relative to the minimum and target levels; determination of the EBITDA-based bonus generally depends upon whether EBITDA levels correspond to targeted revenue levels, with targeted EBITDA, as a percentage of revenue, increasing based on each successively higher level of revenue performance, due to targeted EBITDA contribution expectations being higher at increasing levels of revenue performance. For instance, targeted EBITDA contribution, as a percentage of revenue, is 18% higher at the target revenue level, as compared to EBITDA at the minimum revenue level that will generate a bonus payout.

Executive Management Bonus Opportunity. The 2006 Executive Management Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to the percentage of base salary selected by the Compensation Committee for each such officer and as specified in each officer’s employment contract or offer letter. For 2006, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	120%	$330,000
David Clancey	120%	290,400
David Gallo	100%	233,000
Kevin R. Rhodes	75%	112,500
Kristin Zaepfel	40%	56,000

Based on the components noted above, for 2006: 48% of each Named Executive Officer’s aggregate eligible bonus opportunity was tied to achievement of service revenue goals (as calculated by multiplying the 80% Objective Bonus Opportunity times the 60% service revenue component goal); 32% of such aggregate eligible bonus opportunity was tied to achievement of EBITDA goals (as calculated by multiplying the 80% Objective Bonus Opportunity times the 40% EBITDA component goal); and 20% of each Named Executive Officer’s aggregate eligible bonus opportunity was tied to achievement of individual executive management goals.

The Committee further authorized proportionate bonus opportunities for any service revenue and EBITDA performance that exceeded objective performance levels under the plan. These authorizations were made to encourage stretch performance, with potential payouts calculated in a fashion consistent with the calculation of Objective Bonus Opportunity target amounts, but commensurate with any additive contribution of revenue and EBITDA in excess of Objective Target Performance levels.

The Committee believes that annual bonuses motivates executives and rewards them for good performance by providing tangible benefits for achieving specific objectives that will lead to an increase in Edgewater operating results. The goal of the incentive bonus plan is to reward performance and to bring total annual current compensation (salary and bonus) in line with peer company compensation levels.

Due to the Company’s results during 2006, executives were paid an annual bonus at 70% of each individual’s aggregate eligible bonus opportunity amount. The award of these bonuses was based on the aggregate performance of Edgewater relative to service revenue and EBITDA goals and the growth in such metrics during 2006, as well as the general discretion from the Compensation Committee relating to satisfaction of individual performance objectives. Edgewater recognized strong revenue growth and EBITDA growth at its core business units, which met or exceeded pre-set objectives. In addition, individual performance goals were satisfied in full. The maximum 2006 aggregate bonus opportunity was not achieved due to lower-than-anticipated revenue in our NDS business, which Edgewater acquired in February of 2006, and delivery issues encountered on a certain engagement during the second quarter of 2006. The timing of the NDS acquisition in February of 2006 permitted the determination in March 2006 to establish incentive bonus goals for Edgewater to include the results of NDS for the 2006 fiscal year incentive bonus plan. Going forward, annual bonus award goals and determinations will be based on core business performance (“Core Performance Bonus Goals”), and future acquisitions will affect annual incentive bonus payouts after the expiration of applicable integration or earnout periods. Instead, stand-alone incentives for the newly acquired business and management will likely be established. Thus, in the future, the results of any newly acquired business generally will not be considered for purposes of whether executive goals are met and will not impact whether “plan” is “made” or “missed.”

2007 Bonus Authorization. On April 13, 2007, the Compensation Committee established target bonus opportunities for the Named Executive Officers at the following amounts: Ms. Singleton, $325,000; Mr. Clancey, $275,000; Mr. Gallo, $275,000; Mr. Rhodes, $135,000; and Ms. Zaepfel, $64,000. These authorizations were made in recognition of the factors considered in setting 2007 salary levels (as described in “—Base Salaries” above) and in order to provide meaningful incentive opportunities to drive satisfaction of performance objectives. Due to the emphasis on Core Performance Bonus Goals, satisfaction of target amounts could become more achievable in 2007 than 2006. Objective Bonus Opportunities and Executive Management Bonus Opportunities will be weighted in a fashion similar to that identified above (for 2006) under “—Elements of the 2006 Incentive Bonus Plan Opportunity.”

Refer to the “Summary Compensation Table” and the related footnotes for additional information about incentive bonuses.

Long-Term Stock Awards

We have granted in the past, and we also intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, and on such dates consistent with the policy described under “—Timing Stock-Based Incentive Awards.” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. We anticipate that future option grants or restricted stock awards will be based on an objective and/or subjective analysis of various performance criteria primarily based upon operating metrics such as service revenue and EBITDA growth. Restricted stock will more than likely be awarded at the par value of our Company’s common stock, which is $.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s shareholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In March 2006, as part of the review of the Company’s compensation practices, the Committee approved the grant of the following stock option awards for the Named Executive Officers: Ms. Singleton, 90,000 shares;

Messrs. Clancey and Gallo, 59,000 shares each; Mr. Rhodes, 30,000 shares; and Ms. Zaepfel, 14,500 shares. Each award contained an exercise price of $6.18 per share and vested in equal increments annually over a three-year period. The Committee further granted an award of restricted stock for the following number of shares to Ms. Singleton, 33,500 shares, Messrs. Clancey and Gallo 22,500 shares each, Mr. Rhodes 11,500 shares and Ms. Zaepfel 5,500 shares, in each case based on satisfaction of five-year vesting conditions.

In general, the Company’s long-term stock awards are based upon each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace. The 2006 stock and option awards were made in recognition of revenue growth and improved EBITDA between 2003 and 2005 and in light of the absence of equity awards during 2004 and 2005 (other than an award to Ms. Zaepfel in 2005, which was authorized on a discretionary basis for individual performance). In addition, the Committee considered recommendations received from Compensation Consultant and from Ms. Singleton (relating to executives other than the Chief Executive Officer) with regard to individual stock-based compensation awards. These long-term stock awards were designed primarily as an additional element of compensation in light of past operating successes. The amount of each award was considered in recognition of the foregoing factors, including peer compensatory data compiled by our Compensation Consultant.

The 2006 award components consisted of restricted stock, which is designed to provide immediate compensatory value for past success, and stock options, which are primarily designed to provide incentives for the creation of shareholder value. The potential gain under the 2006 options will correlate with gains for stockholders generally since there is a direct correlation between the upside value connected with stock price appreciation over the grant date stock price and exercise price values. These two components fully satisfied the Compensation Committee’s objectives to reward past performance, establish meaningful value-creating incentives for the future and further support the Company’s strategic and operating goals. The 2006 awards were made after considering the fact that additional equity awards would be evaluated and made in 2007 as part of the negotiations of management employee contracts and arrangements, because existing contracts will expire during 2007.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Additional Consideration Given to Annual and Long-Term Incentive Awards

Following the public release of prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors and noted that the Company posted comparatively stronger results for 2006 in the areas of revenue growth (39.3% year-over-year service revenue growth in 2006) as well as EBITDA growth (173% year-over-year EBITDA growth in 2006). Additionally, companies with comparable revenues in our industry, as well as similar industries, also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. While the Compensation Committee considered the foregoing performance factors in making individual compensation decisions, the Committee also applied its own business judgment and took into consideration the recommendations made by its Compensation Consultant in making final determinations.

2007 Long-Term Incentive Awards; Employment Contract Renewal

On April 13, 2007, the Compensation Committee approved: (1) the grant of the following number of stock options, with an exercise price of $9.07 per share, to Ms. Singleton (71,000), Mr. Clancey (31,750), Mr. Gallo (47,000), Mr. Rhodes (23,250) and Ms. Zaepfel (12,100) and (2) the award of restricted stock for the following number of shares to Ms. Singleton (6,600), Messrs. Gallo and Clancey (4,500 each), Mr. Rhodes (2,300) and Ms. Zaepfel (1,000).

The 2007 awards were authorized with retention, incentive and compensatory goals in mind and in recognition of the fact that 2006 incentive awards constituted a partial compensatory award for past service. Each of the equity awards has a six-year vesting period, which is designed to promote retention and long-term performance goals, and will expire on the seventh anniversary of the date of grant. The vesting period and term of the awards were selected in order to provide a meaningful stock-based incentive, but in relation to the associated expense and impact on overall financial performance goals. The overall and individual cost of the awards were less than the cost of long-term incentives and alternatives recommended by our Compensation Consultant, which were based on median-range peer and survey incentive data.

During May and June of 2007, the employment agreements of our four most highly compensated executive officers are scheduled to expire. We expect to enter into new agreements with Ms. Singleton and Messrs. Clancey, Gallo and Rhodes (which are under negotiation as of the mailing of this Proxy Statement) before their current agreements expire, and we will report such terms promptly with the SEC in connection with a Form 8-K filing.

Tax Considerations

The Compensation Committee has structured, and intends to continue to structure, performance-based compensation, including grants of equity and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the Company’s Named Executive Officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The 1996 Plan was approved by our stockholders at our May 8, 1998 Annual Stockholders’ Meeting and was designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan have not been approved by our Company’s stockholders, such that any compensation related to stock option grants or restricted stock awards to executive officers or directors under these plans that would cause an executive’s compensation to exceed $1.0 million may not be deductible under Section 162(m) of the Internal Revenue Code. The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2006, compensation paid to our employees was fully deductible under Section 162(m).

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. Effective January 1, 2006, the first day of the Company’s 2006 fiscal year, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123R”), using the modified prospective transition method. Accordingly, prior period amounts have not been restated. Under this transition method, stock-based compensation costs recognized in the income statement for 2006 include (1) compensation costs for all unvested stock-based awards that were granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123R and (2) compensation expense for all share-based payments granted on or after January 1, 2006, based on grant date fair value estimated in accordance with the provisions of SFAS No. 123R.

Prior to the adoption of SFAS No. 123R, the Company followed the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock issued to Employees” (“APB No. 25”) to account for issuances of stock options, restricted stock awards and shares through the Company’s Employee Stock Purchase Plan (“ESPP”). Accordingly, no compensation expense was recognized in connection with the issuance of stock options and shares issued under the ESPP, however, compensation expense was recognized in connection with the issuances of restricted stock awards. The adoption of SFAS No. 123R primarily resulted in a change in the Company’s method of recognizing the fair value of share-based compensation and estimating forfeitures for all unvested awards. Specifically, the adoption of SFAS No. 123R resulted in the Company recording compensation expense for all of its share-based awards programs.

Timing of Stock-Based Incentive Awards

The Company historically has not formalized a set program, plan or practice to time equity awards, including option grants, to its Named Executive officers or directors in coordination with the release of material non-public information. Commencement of Service Awards are typically timed to coincide within 90 days of the start date of such new employee or director or promoted employee. Aside from Commencement of Service Awards, the grant date of option awards to a Named Executive Officer typically occurs after the public release of prior year-end financial results and within one month of the filing of our Annual Report on Form 10-K with the SEC reflecting such financial results. During 2004 and 2005, no option awards were made to a Named Executive Officer as a result of the Company not achieving the 2003 and 2004 Performance Business Objectives, except for 15,000 restricted shares provided to Ms. Zaepfel, which represented a discretionary award based upon performance. In addition, Directors receive automatic grants of options at each Annual Meeting of Stockholders at which they are re-elected to the Board by stockholders.

Restricted stock awards have been made at the discretion of the Compensation Committee; they have been awarded in tandem with the grant of options in 2006, in connection a single performance grant made in 2005, and shortly after the 2003 Annual Meeting of Stockholders, as the sole equity award for 2003. Future equity awards to Named Executive Officers are expected to be authorized in a given fiscal year during the first quarter, after the release of prior year financial results and at the regularly scheduled March meeting of the Board of Directors and Compensation Committee.

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s Directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines is to increase the Management Group’s equity stake in the Company and more closely align their interests with those of our stockholders. For Named Executive Officers, these guidelines provide that within a three-year period, each Named Executive Officer, excluding the Company’s Chief Executive Officer (or CEO), should attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. Within the same three-year period, the Company’s CEO will be required to attain an investment position equal to three times her annual base salary. For Directors, these guidelines provide that existing Directors will be required to own 5,000 shares of the Company’s stock. Each existing Director will have twelve months to comply with the guidelines. Each new Director elected to the Company’s Board will have two-years from the effective date of their appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines. As of April 5, 2007, each Director required to be in compliance with the stock ownership guidelines was in full compliance with the guidelines, including after giving effect to the increases in base salary approved on April 13, 2007. Additionally, all of the Named Executive Officers were in full compliance of the ownership guidelines in advance of the 2008 effective date.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, to the President and Chief Executive Officer and the other Named Executive Officers in 2006.

Summary Compensation Table

Name and Principal Position	Year	(1) Salary	(2) Option Awards	(2) Share Awards	(3) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(4) All Other Compensation	Total
Shirley Singleton, Chairman, President and Chief Executive Officer	2006	$275,000	$62,056	$80,277	$231,000	$—	$17,360	$665,693

David Clancey, Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2006	242,000	40,681	69,531	203,280	—	25,731	581,223

David Gallo, Chief Operating Officer	2006	233,000	40,681	45,756	163,100	—	20,535	503,072

Kevin R. Rhodes, Chief Financial Officer, Treasurer and Secretary	2006	150,000	43,552	10,893	78,750	—	19,680	302,875

Kristin Zaepfel, Vice President of Human Resources	2006	140,000	17,012	18,513	39,200	—	13,596	228,321

(1)	On June 12, 2003, our Company entered into employment agreements with Ms. Singleton, Mr. Clancey and Mr. Gallo. Under the employment agreements, Ms. Singleton’s minimum annual base salary was set at $275,000, Mr. Clancey’s minimum annual base salary was set at $242,000 and Mr. Gallo’s minimum annual base salary was set at $233,000. On May 22, 2003, Mr. Rhodes entered into a four-year employment agreement with the Company. Under the employment agreement, Mr. Rhodes minimum annual base salary was set at $150,000.
(2)	Amounts are based on expense recognized for financial statement purposes in 2006 and are related to awards made in 2006 and prior periods. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	Represent amounts earned by each Named Executive Officer under the Company’s 2006 performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(4)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our Chief Executive Officer, Chief Strategy and Technology Officer, Chief Operating Officer, and Chief Financial Officer.

Employ ment Agreements

On June 12, 2003, Ms. Singleton, Mr. Clancey and Mr. Gallo entered into four-year employment agreements with our Company. On May 22, 2003, Mr. Rhodes entered into a four-year employment agreement with our Company. The employment agreements for Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes are collectively referred to as the “Existing Employment Agreements” and separately as the “Existing Employment Agreement.” The Existing Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to our Company, as determined by the Compensation Committee. Annual bonuses, if payable, under the Existing Employment Agreements, will be paid in cash.

The Existing Employment Agreements contain a covenant not to compete with our Company, concerning our business, employees and customers during the term of the Existing Employment Agreements and for the one-year period immediately following termination with our Company. If either Ms. Singleton, Mr. Clancey or Mr. Gallo are terminated without cause or either Ms. Singleton, Mr. Clancey or Mr. Gallo terminate their respective Existing Employment Agreement for Good Reason (assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, change in location of employment or requirement to travel) in the absence of a Change of Control (as defined in the Existing Employment Agreement) involving our Company, then our Company is required to pay to the affected officer an amount equal to the greater of: (1) his or her then annual base salary, as applicable, over the remaining term of their respective Existing Employment Agreement, plus the amount his or her, as applicable, prior year’s cash bonus; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 50% of such annual base salary then in effect or the amount of his or her, as applicable, prior year’s cash bonus paid to the affected officer.

If Mr. Rhodes is terminated without cause or Mr. Rhodes terminates the Existing Employment Agreement for Good Reason (assignment of any duties inconsistent with his position, authority, duties, responsibilities or a change in employment location), in the absence of a Change of Control, then, except as noted below, our Company is required to pay Mr. Rhodes an amount equal to lesser of: (1) his annual base salary then in effect over the remaining term of the Existing Employment Agreement, plus the amount of his prior year’s cash bonus; or (2) the sum of 1.25 times his then annual base salary, plus the amount of his prior year’s cash bonus, subject to certain exceptions. If Mr. Rhodes is terminated without cause or Mr. Rhodes terminates the Existing Employment Agreement for Good Reason, in the absence of a Change of Control involving our Company at any time following the thirty-third month of the four-year term of the Existing Employment Agreement, then the formula in the preceding sentence would be based upon the greater of items (1) or (2) and not the lesser of items (1) or (2).

If either Ms. Singleton, Mr. Clancey or Mr. Gallo is terminated without cause or if any of these officers terminate their employment for Good Reason during the term of their Existing Employment Agreement after a Change of Control, then as to the affected officer, our Company is required to pay an amount equal to the greater of: (1) the annual base salary for the affected officer then in effect under the respective Existing Employment Agreement for the remaining period of term, plus the amount of cash bonus for the affected officer paid for the immediately preceding year; or (2) 1.5 times the annual base salary then in effect, plus the amount of the cash bonus paid to the affected officer in the year immediately preceding the year of termination. In this circumstance, Ms. Singleton’s, Mr. Clancey’s or Mr. Gallo’s non-compete applies for six months following the date of termination if they terminate employment, and does not apply at all if we terminate employment. If Mr. Rhodes is terminated without cause or for Good Reason following a Change of Control, then our Company is required to pay Mr. Rhodes a lump sum amount equal to the greater of: (1) the annual base salary then in effect under the Existing Employment Agreement for the remaining period of the term, plus the amount of the cash bonus paid in the year immediately preceding the year of termination; or (2) 1.25 times the annual base salary then in effect, plus the amount of his cash bonus paid in the year immediately preceding the year of termination. In this circumstance, Mr. Rhodes’ non-compete would apply for six months following the date of termination if he terminates employment and would not apply at all if we terminate employment.

The Existing Employment Agreement for Mr. Rhodes expires on May 23, 2007, while the Existing Employment Agreements for Ms. Singleton, Mr. Clancey and Mr. Gallo are set to expire on June 12, 2007. As of the mailing date of this Proxy Statement, employment agreements for each of the Named Executive Officers are under negotiation and are expected to be agreed to prior to their expiration.

Potential Termination Payments under Employment Agreements

The employment agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment to our executive officers in the event that their employment with the Company is terminated in certain circumstances by the Company without cause (“Without Cause”) or by such Named Executive Officer for good reason (“Good Reason”) (1) in connection with a Change in Control and (2) outside of a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

Had the Named Executive Officers covered by employment agreements had their employment terminated as of December 31, 2006, the Named Executive Officers would have been eligible to receive payments, dependent upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

	Potential Termination Payments
	Without Cause or for Good Reason (1)			Change in Control Termination (2)
Name	Salary and Bonus	(3) Benefits	Total	Salary and Bonus	(3) Benefits	Total
Shirley Singleton	$481,250	$11,652	$492,902	$618,750	$11,652	$630,402
David Clancey	423,500	32,957	456,457	544,500	32,957	577,457
David Gallo	378,625	15,012	393,637	495,125	15,012	510,137
Kevin R. Rhodes	257,813	14,773	272,586	257,813	14,773	272,586

(1)	Represents circumstances involving termination Without Cause or for Good Reason outside of any Change in Control (as defined below).
(2)	Represents circumstances involving termination Without Cause or for Good Reason in connection with a Change in Control (as defined below).
(3)	Consists of health, dental and life insurance coverage for a period of either twelve or twenty-four months, as provided for under each Named Executive Officer’s existing employment agreement. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

In addition, certain unvested outstanding equity awards contain “Change in Control” acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2006, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $6.11 on December 29, 2006 over any applicable exercise price or par value payment obligation for such accelerated awards): Ms. Singleton, $876,785; Messrs. Clancey, Gallo and Rhodes, $620,165, $559,065 and $251,427, respectively, and Ms. Zaepfel, $195,520. For these purposes, a change in control includes (1) an acquisition of 50% or more of the voting power of outstanding voting securities, (2) certain specified majority changes in Board composition, or (3) stockholder approval of (a) merger or business combination whereby Edgewater stockholders would not own at least 75% of the outstanding voting securities of the surviving or resulting corporation or (b) corporate liquidation.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of stock options and restricted stock awards to the Named Executive Officers during 2006.

	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(2) Exercise or Base Price of Option Awards	(3) Closing Price of Stock on Grant Date	(4) Grant Date Fair Value of Option Awards
Name		Threshold	Target	Threshold	Target
Shirley Singleton	3/10/06	$231,000	$330,000	$—	$—	—	90,000	$6.18	$6.18	$235,161
Shirley Singleton	3/10/06					33,500	—	—	—	206,695

David Clancey	3/10/06	203,280	290,400	—	—	—	59,000	6.18	6.18	154,161
David Clancey	3/10/06					22,500	—	—	—	138,825

David Gallo	3/10/06	163,100	233,000	—	—	—	59,000	6.18	6.18	154,161
David Gallo	3/10/06					22,500	—	—	—	138,825

Kevin R. Rhodes	3/10/06	78,750	112,500	—	—	—	30,000	6.18	6.18	78,387
Kevin R. Rhodes	3/10/06					11,150	—	—	—	68,796

Kristin Zaepfel	3/10/06	39,200	56,000	—	—	—	14,500	6.18	6.18	37,887
Kristin Zaepfel	3/10/06					5,500	—	—	—	33,935

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity.”
(2)	The exercise price of the stock option awards is equal to the closing price of the Company’s Common Stock as reported on NASDAQ Stock Market System on the date the option awards were approved by the Compensation Committee.
(3)	The measurement date used to value each of the stock option awards and stock units granted to the Named Executive Officers was based upon the date the options and units were approved by the Compensation Committee, which was March 10, 2006.
(4)	Amounts are based on expense recognized for financial statement purposes in 2006 and are related to awards made in 2006. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of the Company’s equity awards.

Outstanding Equity Awards at Fiscal Year End

	Stock Option Awards					Stock Awards
	(1) Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	(2) Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
Shirley Singelton	444,265	—	—	$6.25	8/31/10	—	$—	—	$—
	13,835	—	—	4.40	1/11/12	—	—	—	—
	125,000	—	—	3.72	3/21/12	—	—	—	—
	—	90,000	—	6.18	3/10/16	—	—	—	—
	—	—	—	—	—	—	—	53,500	326,885

David Clancey	444,265	—	—	6.25	8/31/10	—	—	—	—
	13,835	—	—	4.40	1/11/12	—	—	—	—
	75,000	—	—	3.72	3/21/12	—	—	—	—
	—	59,000	—	6.18	3/10/16	—	—	—	—
	—	—	—	—	—	—	—	42,500	259,675

David Gallo	224,300	—	—	6.02	9/1/10	—	—	—	—
	6,917	—	—	4.40	4/26/11	—	—	—	—
	40,000	—	—	3.80	6/8/12	—	—	—	—
	—	59,000	—	6.18	3/10/16	—	—	—	—
	—	—	—	—	—	—	—	32,500	198,575

Kevin R. Rhodes	11,000	—	—	4.00	4/18/11	—	—	—	—
	20,000	—	—	3.80	6/8/12	—	—	—	—
	69,000	—	—	4.55	5/30/13	—	—	—	—
	—	30,000	—	6.18	3/10/16	—	—	—	—
	—	—	—	—	—	—	—	11,150	68,127

Kristin Zaepfel	10,000	—	—	5.35	9/8/13	—	—	—	—
	—	14,500	—	6.18	3/10/16	—	—	—	—
	—	—	—	—	—	—	—	17,500	106,925

(1)	Options granted to the Named Executive Officers listed above were granted ten-years prior to the applicable expiration date and generally vest in equal annual installments over a three- or four-year period, dependent upon the plan. Restricted share awards generally vest in equal annual installments over a five-year period.
(2)	The expiration date for each option grant occurs ten years after the date of grant of each option.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	(1) Value Realized on Vesting
Shirley Singleton	—	$—	10,000	$68,500
David Clancey	—	—	10,000	68,500
David Gallo	—	—	5,000	34,250
Kevin R. Rhodes	—	—	—	—
Kristin Zaepfel	—	—	3,000	20,700

(1)	Represents the cumulative total number of stock awards vested during the current fiscal year multiplied by the fair market value of the Company’s Common Stock on the date the share or shares vested.

CERTAIN TRANSACTIONS

We lease our former corporate headquarters at 302 E. Millsap Rd. in Fayetteville, Arkansas from Brewer Investments II, LLC. The members of the limited liability company are Jerry T. Brewer and Kay Brewer, who are the parents of Clete T. Brewer, one of our Company’s directors. The total lease payments to Brewer Investments II, LLC in 2006 for this lease, from January 1, 2006 through December 31, 2006, were approximately $246,000.

The lease for the 302 E. Millsap Rd. premises expires in 2009 and we sublet the premises in July 2002 to a third party for the period from July 15, 2002 until June 30, 2007. Our subtenant is responsible for all real estate taxes, insurance, utilities and maintenance on the 302 E. Millsap Rd. facility during the period of this sublease. Payment received by the Company under the sublease arrangement totaled $180,000 in 2006. We believe that the lease payments for this facility with the related party described above are on terms that are as favorable to us as those that could have been obtained from unaffiliated third parties.

Synapse, one of our largest customers, as discussed in “Item 8 – Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 12” in the Company’s Annual Report on Form 10-K, is considered a related party as its former President and Chief Executive Officer, Michael R. Loeb, is also a member of our Board of Directors. Mr. Loeb, who resigned as the President and Chief Executive Officer of Synapse during 2005, remains a member of Synapse’s board of directors as of December 31, 2006. Mr. Loeb joined the Company’s Board of Directors in April 2000. Synapse has been an Edgewater customer since 1996. Revenues from Synapse amounted to $8.7 million in 2006. The Company typically provides services to Synapse related to infrastructure services, custom software development, and systems integration. Services are provided on both a fixed-fee and time and materials basis. Our contracts with Synapse, including all terms and conditions, have been negotiated on an arm’s length basis and on market terms similar to those we have with our other customers. In January of 2007, our Company entered into a new one-year service contract with Synapse; it is anticipated that Synapse will purchase, under this contract, at least $7.0 million in professional services during fiscal 2007. There are no commitments beyond the twelve-month term of the agreement.

We have entered into indemnity agreements with directors and the Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

AUDIT FEES AND NON-AUDIT SERVICES

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for professional services rendered during the fiscal years ended December 31, 2005 and 2006:

	2005	2006
Types of Fees
Audit Fees	$215,000	$273,000
Audit-Related Fees (1)	24,900	—
Tax Fees—Preparation and Compliance (2)	—	21,962

Total Audit, Audit-Related and Tax Preparation and Compliance Fees	239,900	294,962

Other Non-audit Fees:
Tax Fees—Other (3)	7,875	—

Total Fees	$247,775	$294,962

(1)	During 2005, Audit-Related Fees performed by Deloitte & Touche LLP represent work performed in connection with the Company’s merger and acquisition activities.
(2)	During 2006, Tax Fees—Preparation and Compliance consisted of work performed in connection with preparation and filings related to the final withdrawal of certain subsidiaries from the United Kingdom. Consistent with its charter, the Audit Committee pre-approved all non-audit services of Deloitte & Touche LLP.
(3)	During 2005, the Audit Committee, consistent with its Amended and Restated Charter, pre-approved all non-audit services of Deloitte & Touche LLP. The category of Tax Fees—Other of non-audit services performed by Deloitte & Touche LLP during 2005 for our Company related solely to work related to the Company’s Sarbanes Oxley implementation process.

In the table above, in accordance with new definitions in rules of the SEC, “Audit Fees” are fees our Company paid Deloitte & Touche LLP for professional services for the audit of our Company’s consolidated financial statements included in our 2006 Form 10-K and the review of financial statements included in our Form 10-Qs filed with the SEC during 2006, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, net of out of pocket expenses; “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our Company’s financial statements, including acquisition target related audit work; and “Tax Fees” are fees for tax compliance, tax advice, tax planning, and tax consulting billed by Deloitte & Touche LLP.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are performed by our registered independent public accounting firm. This policy generally provides that we will not engage our registered independent public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures. See “Board and Board Committee Matters—Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor” elsewhere herein.

The Audit Committee considers whether the provisions of these services is compatible with maintaining the auditor’s independence, and has determined such services for 2006 and 2005 were compatible.

We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting. We will provide the accounting firm the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report

Our 2006 Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2006 was filed with the SEC on March 14, 2007. A copy of our 2006 Form 10-K, including any financial statements and schedules and a list describing any exhibits not included in the 2006 Form 10-K may be obtained, without charge, by any stockholder. Written requests for copies of the 2006 Form 10-K should be directed to Kevin R. Rhodes, Chief Financial Officer and Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

Information Not Incorporated

The SEC’s rules allow the information in this Proxy Statement to be incorporated by reference to and form a part of our 2006 Form 10-K. The information incorporated by reference is deemed to be part of our 2006 Form 10-K, with two exceptions. The SEC’s rules do not require the Compensation Committee Report and the Audit Committee Report to be incorporated in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Compensation Committee Report and the Audit Committee Report shall not be deemed to be filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate these reports by reference in some other filed document.

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE

OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

	000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 6, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold	+
01 - Clete T. Brewer	☐	☐	02 - Paul E. Flynn	☐	☐	03 - Paul Guzzi	☐	☐

04 - Nancy L. Leaming	☐	☐	05 - Michael R. Loeb	☐	☐	06 - Shirley Singleton	☐	☐

07 - Barry B. White	☐	☐	08 - Wayne Wilson	☐	☐

	For	Against	Abstain
2. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the Company.	☐	☐	☐	3. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

Proxy — Edgewater Technology, Inc.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 6, 2007

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Kevin Rhodes and David Clancey, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par values $.01 per share of the Company, standing in my name on its books on April 5, 2007 at the Annual Meeting of its Stockholders to be held on June 6, 2007 at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128 at 10:00 a.m., eastern standard time, and at any and all adjournments thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.